UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2016

BARFRESH FOOD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55131	27-1994406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8383 Wilshire Blvd., Suite 750

Beverly Hills, California 90211

(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 598-7113

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 23, 2016, Barfresh Food Group, Inc., a Delaware corporation (“Barfresh”), entered into a securities purchase agreement and investor rights agreement with Unibel, the majority shareholder of Bel Group (“Unibel”). Pursuant to the securities purchase agreement, Unibel purchased 15,625,000 shares of common stock at $0.64 per share (“Shares”) and warrants to purchase 7,812,500 shares of common stock (“Warrants Shares”) for aggregate gross proceeds to Barfresh of $10 million. The warrants are exercisable for a term of five years at a per share price of $0.88 for cash. Pursuant to the investor rights agreement, Barfresh will register the Shares and the Warrant Shares. Unibel will be granted a seat on the Board of Directors of Barfresh, subject to terms and conditions of the investor rights agreement as further described in Item 5.02. The investor rights agreement also contains customary standstill provisions and pre-emptive rights.

The issuance of these securities is exempt from registration pursuant to Rule 506(b) of Regulation D, promulgated under the Securities Act of 1933, as amended, on the basis that the offering was a private offering limited to accredited investors and involved no general solicitation or advertising.

On November 28, 2016, Barfresh issued a press release announcing the execution of the sales agreements with Unibel. A copy of the press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The disclosures set forth in Item 1.01 are incorporated herein by this reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On November 23, 2016, in accordance with the investor rights agreement by and between Barfresh and Unibel, the board of directors of Barfresh appointed Bruno Schoch to serve as a director.

Bruno Schoch has served as Deputy General Manager of Fromageries Bel SA since December 17, 2008. Bruno Schoch is responsible for financial and legal affairs and Group information systems. Part of the Bel Group since 2003, he has held the posts of Financial Director and then Director of Strategy and Development at Unibel SA. From 1993 to 2003, he held several posts in auditing at Deloitte & Touche (Paris) and mergers and acquisitions at Chase Manhattan Bank (London) and the Swiss bank Schweizerischer Bankverein (Frankfurt). He holds a DESS (master’s degree) in Finance and Management from the Paris Dauphine University and is a qualified Chartered Accountant/Auditor. Since November 2013, Bruno Schoch has been a member of the ASMEP-ETI’s (association of medium-sized companies) “made in France” extended bureau and committee.

Responsibilities and current positions within the Group held in France:

●	Member of Unibel’s Management Board

●	Deputy General Manager, non-Director of Fromageries Bel

●	Permanent representative of Fromageries Bel on Fromageries Picon’s Board of Directors

●	Permanent representative of Fromageries Bel on SAFR’s Board of Directors

●	Permanent representative of SICOPA on SOFICO’s Board of Directors

●	Permanent representative of SOPAIC on ATAD’s Board of Directors

Responsibilities and current positions outside the Bel Group held in France and abroad:

●	Member of the Supervisory Board of Société des Domaines SAS

●	Member of the Supervisory Board of Geratherm AG (listed company)

●	Permanent representative of Unibel on Biomass Holding SAL’s Board of Directors

Responsibilities and current positions within the Group held abroad:

●	Member of Syráren Bel Slovensko’s Supervisory Board

●	Member of the Board of Directors of Bel Syry Cesko AS

●	Director of Bel Brands USA

●	Director of Bel Belgium SA

●	Co-manager of Bel Deutschland GmbH

●	Permanent representative of Fromageries Bel on the Board of Directors of Fromagerie Bel Algérie SpA

●	Permanent representative of SICOPA on the Board of Directors of Fromageries Bel Maroc SA

●	Permanent representative of SICOPA on SIEPF SA’s Board of Directors

●	Director of Bel Karper

Arrangement pursuant to which Bruno Schoch was appointed to serve as director:

Pursuant to the investor rights agreement between Barfresh and Unibel dated November 23, 2016, Unibel is entitled to appoint one director to the board of directors of Barfresh, which director is entitled to sit on each committee of the board of directors selected by the Unibel, unless Unibel has beneficial ownership of less than: (i) 75.0% of the Shares; and (ii) 5.0% of the Company’s issued and outstanding Common Stock. Unibel has designated Bruno Schoch as its board designee.

Barfresh has agreed to call shareholder meetings whenever necessary to ensure Unibel’s designee is elected as a director. At any time that Unibel’s designee is not a director, Unibel’s designee will be entitled to be a board observer. Riccardo Delle Coste, Steven Lang and their respective affiliates have agreed to vote their shares in favor of Unibel’s designee.

There are no other arrangements or understandings between Mr. Schoch and any other persons pursuant to which he was appointed a director. There are no current or proposed transactions in which Mr. Schoch has a direct or indirect material interest in which Barfresh is involved and in which the amount involved exceeds the lesser of $120,000 or one percent of the average of Barfresh’s total assets at year end for the last two completed fiscal years.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press Release of Barfresh Food Group, Inc. dated November 28, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Barfresh Food Group Inc., a Delaware corporation (Registrant)

Date: November 30, 2016	By:	/s/ Joseph S. Tesoriero
Joseph S. Tesoriero
	Its:	Chief Financial Officer